SECOND AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

      THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Second Amendment") dated as of November 14, 1996, is to that Amended and Restated Credit Agreement dated as of October 30, 1995 as amended by that First Amendment to Amended and Restated Credit Agreement dated as of December 8, 1995 (as amended and modified hereby and as further amended and modified from time to time hereafter, the "Credit Agreement"; terms used but not otherwise defined herein shall have the meanings assigned in the Credit Agreement), by and among NIMBUS CD INTERNATIONAL, INC., as Parent and Guarantor (the "Company"), NIMBUS MANUFACTURING INC., as U.S. Borrower, NIMBUS MANUFACTURING (UK) LIMITED, as U.K. Borrower (together with Nimbus Manufacturing Inc., each a "Borrower" and collectively, the "Borrowers"), the Lenders listed on the signature pages hereto and NATIONSBANK, N.A. (the "Agent"), as successor agent to The Chase Manhattan Bank, N.A. (the "Replaced Agent").

                               W I T N E S S E T H

      WHEREAS, the Lenders have, pursuant to the terms of the Credit Agreement, made available to the Borrowers a $50,000,000 credit facility;

      WHEREAS, the Agent individually in its capacity as a Lender has assumed the Commitments of the Replaced Agent in their entirety;

      WHEREAS, concurrently with the effectiveness of this Amendment, The Chase Manhattan Bank shall resign as Agent pursuant to Section 9.5(A) of the Credit Agreement and shall resign as Swing Line Lender pursuant to Section 9.5(B) of the Credit Agreement and be replaced in each capacity by NationsBank, N.A.;

      WHEREAS, the Company, the Borrowers, the Lenders and the Agent desire to amend the Credit Agreement to provide for certain modifications to reflect the assignment of the role of agent from the Replaced Agent to the Agent; and

      WHEREAS, the Lenders have agreed to the requested changes on the terms and conditions hereinafter set forth;

      NOW,  THEREFORE,  IN  CONSIDERATION  of the  premises  and other  good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

      A.    The Credit Agreement is amended in the following respects:

            1. In connection with the assignment of the role of agent from the Replaced Agent to the Agent, all references in the Credit Agreement to "The Chase Manhattan Bank, N.A." shall be replaced with "NationsBank, N.A." and all references to "Chase" shall be replaced with "NationsBank".

            2. All references to the terms "Overdraft", "Overdraft Account", "Overdraft Amount" and "Overdraft Commitment" in the Credit Agreement are hereby deleted in their entirety, and in connection therewith, there shall be no overdraft facility available to the U.K. Borrower under the terms of the Credit Agreement.

            3. The definition of "Adjusted Eurodollar Rate" in Section 1.1 is amended and modified to read as follows:

                  "Adjusted  Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

                  Adjusted Eurodollar Rate = Interbank Offered Rate/ 1 - Eurodollar Reserve Percentage

            4.    The definition of "Agent's Funding and Payment Office" in
      Section 1.1 is amended and modified to read as follows:

                  "Agent's Funding and Payment Office" means the office of Agent located at Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255, for the attention of Agency Services (or, if NationsBank shall no longer be Agent, such offices of the successor Agent as specified by such successor Agent in a written notice to the Loan Parties and Lenders).

            5. The definition of "Eurodollar Reserve Percentage" is added to Section 1.1 to read as follows:

                  "Eurodollar  Reserve  Percentage"  means  for  any  day,  that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

            6.    The definition of "Interbank Offered Rate" is added to
      Section 1.1 to read as follows:

                  "Interbank  Offered Rate" means,  for the Interest  Period for each Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate of interest determined by the Agent on the basis of the offered rates for deposits in dollars for a period of time corresponding to such Interest Period (and commencing on the first day of such Interest Period), which appear on the Reuters Screen LIBO Page as of 11:00 A.M. (London time) two
            (2) Business Days before the first day of such Interest Period (provided that if at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such Interest Period will be the arithmetic mean of such offered rates). As used herein, "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

            7.    The definition of "Interest Rate Determination Date" in
      Section 1.1 is amended and modified to read as follows:

                  "Interest  Rate  Determination  Date"  means,  each  date  for calculating the Adjusted Eurodollar Rate or the Adjusted Eurosterling Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date
            (i) in respect of calculating the Adjusted Eurodollar Rate shall be the second Business Day prior to the first day of the related Interest Period and (ii) in respect of calculating the Adjusted Eurosterling Rate shall be the second Business Day prior to the related Interest Period.

            8. Section 2.4(E)(i) of the Credit Agreement entitled "Fluctuations in Currency Exchange Rates" is amended and modified to read as follows:

                  (i) Fluctuations in Currency Exchange Rates. The Dollar Equivalent of any Sterling Loans shall be calculated on the Funding Date for such Sterling Loans and/or at the beginning of each subsequent Interest Period and such calculation shall remain in effect for purposes of this Agreement until the next date on which an event described in the foregoing clause occurs and a recalculation is made.

            9. Section 7.4(vi) of the Credit Agreement is amended and modified to read as follows:

                  (vi) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed (a) $2,000,000 during such time as NationsBank, N.A. shall provide a standby letter of credit in support of the U.K. Borrower's overdraft facility and (b) $500,000 at all other times.

            10. Schedule 2.1 to the Credit Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto.

      B.    The Loan Parties hereby represent and warrant that:

            1. Any and all representations and warranties made by the Loan Parties and contained in the Credit Agreement (other than those which expressly relate to a prior period) are true and correct in all material respects as of the date of this Second Amendment; and

            2. No Default or Event of Default currently exists and is continuing under the Credit Agreement as of the date of this Second Amendment.

      C. The effectiveness of this Second Amendment is conditioned upon receipt by the Agent of the following:

            1. Copies of this Second Amendment executed by the Loan Parties and the Lenders; and

            2. Copies of the resolutions of the Loan Parties approving the terms and authorizing execution and delivery of this Second Amendment.

      D. The Loan Parties will execute such additional documents as are reasonably requested by the Agent to reflect the terms and conditions of this Second Amendment.

      E. Each of the Loan Parties, as applicable, affirm the liens and security interests created and granted in the Credit Agreement and the other Loan Documents and agree that this Second Amendment shall in no manner adversely affect or impair such liens and security interests.

      F. The Company acknowledges and consents to all of the terms and conditions of this Second Amendment and agrees that this Second Amendment does not operate to reduce or discharge the Company's obligations under the Credit Agreement or the other Loan Documents. The Company acknowledges and agrees that the Company has no claims, counterclaims, offsets, credits or defenses to the Loan Documents and the performance of the Company's obligations thereunder or if the Company has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the Lenders' execution and delivery of this Second Amendment.

      G. Except as modified hereby, all of the terms and provisions of the Credit Agreement (and Exhibits) remain in full force and effect.

      H. The Loan Parties jointly and severally agree to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Second Amendment, including without limitation the reasonable fees and expenses of the Agent's legal counsel.

      I. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Second Amendment to produce or account for more than one such counterpart.

      J. This Second Amendment and the Credit Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to Amended and Restated Credit Agreement to be duly executed under seal and delivered as of the date and year first above written.


COMPANY:                      NIMBUS CD INTERNATIONAL, INC.,
                              as Parent and Guarantor

                              By___________________________________
                              Name_________________________________
                              Title__________________________________


U.S. BORROWER                 NIMBUS MANUFACTURING INC.

                              By___________________________________
                              Name_________________________________
                              Title__________________________________


U.K. BORROWER                 NIMBUS MANUFACTURING (UK) LIMITED

                              By___________________________________
                              Name_________________________________
                              Title__________________________________


BANKS                   NATIONSBANK, N.A., individually in its capacity
                              as a Lender and in its capacity as Agent

                              By___________________________________
                              Name_________________________________
                              Title__________________________________

                                BANK OF SCOTLAND

                              By___________________________________
                              Name_________________________________
                              Title__________________________________

                                MIDLAND BANK, PLC

                              By___________________________________
                              Name_________________________________
                              Title__________________________________

                                     Annex A

                                  SCHEDULE 2.1

                   LENDERS' COMMITMENTS AND PRO RATA SHARES

                         Term Loan        Revolving Loan         Pro Rata
      Lenders            Commitment         Commitment             Share

NationsBank, N.A.      $13,333,333.50     $13,333,333.50        53.333334%

Midland Bank PLC        $6,666,666.50      $6,666,666.50        26.666666%

Bank of Scotland        $5,000,000.00      $5,000,000.00               20%

TOTAL:                 $25,000,000.00     $25,000,000.00              100%
